As filed with the Securities and Exchange Commission on May 17, 2002 - Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-3391345 (I.R.S. Employer Identification No.)

348 South Waverly Road, Holland, Michigan 49423
(Address of principal executive offices)

Macatawa Bank Corporation 1998 Directors’ Stock Option Plan
(Full Title of the Plan)

Benj. A. Smith, III, 106 E. 8th Street, Holland, Michigan 49423 (616) 396-0119
(Name, address, including zip code and telephone number, including area code of agent for service)

Copies of Communications to:
Donald L. Johnson
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, N.W., P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (No Par Value)	106,848 Shares(1)(2)	$20.29(3)	$2,167,946.00	$200

(1)	Represents the additional shares of Common Stock authorized for issuance under the Macatawa Bank Corporation Stock 1998 Directors’ Stock Option Plan (the “Plan”),as amended, and adjusted to reflect the 3% stock dividend distributed on May 4, 2001. This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the Plan by reason of adjustments in the number of shares covered thereby as described in the Prospectus.
(2)	40,000 shares of Common Stock were previously registered when the Form S-8 (Registration No. 333-53593) was filed on May 26, 1998. The purpose of this Form S-8 is to register an additional 100,000 shares of Common Stock which have been reserved for issuance pursuant to approvals received at the Macatawa Bank Corporation Annual Meeting of Shareholders held April 18, 2001, and an additional 6,848 shares of Common Stock issuable under the Plan by reason of the 3% stock dividend distributed May 4, 2001, and the 4% stock dividend distributed May 8, 2002.
(3)	For shares subject to outstanding but unexercised options, the price is computed on the basis of the exercise price. For the remaining shares under the Plan and for the purpose of computing the registration fee only, the price shown is based upon the price of $20.29 per share, the average of the high and low prices for the Common Stock of Macatawa Bank Corporation as reported in the NASDAQ National Market May 14, 2002, in accordance with Rule 457(h).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

INCORPORATION BY REFERENCE

        The contents of the Registration Statement on Form S-8 (Registration No. 333-53593) filed on May 26, 1998 are incorporated by reference.

PURPOSE OF THIS FORM S-8

        The purpose of this Form S-8 is to register an additional 106,848 shares of Common Stock which have been reserved for issuance under the Macatawa Bank Corporation 1998 Directors' Stock Option Plan (the "Plan") pursuant to approvals received at the Macatawa Bank Corporation Annual Meeting of Shareholders held April 18, 2002. At that meeting, the Shareholders approved the First Amendment to the Macatawa Bank Corporation 1998 Directors' Stock Option Plan as set forth in the Macatawa Bank Corporation Proxy Statement dated March 7, 2002, increasing the number of authorized Plan shares to 141,200. The First Amendment to the Plan was approved by the Board of Directors. The Plan, as amended by the First Amendment, and as a result of the distribution of the 3% stock dividend distributed May 4, 2001, and the 4% stock dividend distributed May 8, 2002, provides for the granting of options to employees of Macatawa Bank to purchase, in the aggregate, not more than 146,848 shares of Common Stock of Macatawa Bank Corporation.

S-2

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holland, State of Michigan, on the 10th day of May, 2002.

MACATAWA BANK CORPORATION By /s/ Benj. A. Smith, III Benj. A Smith, III Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven L. Germond and Philip J. Koning, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 10, 2002, by the following persons in the capacities indicated.

Signatures
/s/ Benj. A. Smith III Benj. A. Smith III, Chief Executive Officer and a Director (principal executive officer)	/s/ G. Thomas Boylan G. Thomas Boylan, Director
/s/ Philip J. Koning Philip J. Koning, Treasurer, Secretary and a Director	/s/ John F. Koetje John F. Koetje, Director
/s/ Steven L. Germond Steven L. Germond, Chief Financial Officer (principal financial and accounting officer)	/s/ Robert E. DenHerder Robert E. DenHerder, Director

::ODMA\PCDOCS\GRR\694555\1

S-3

EXHIBIT INDEX

        The following exhibits are filed as a part of the Registration Statement:

Exhibit 4	Macatawa Bank Corporation 1998 Directors’ Stock Option Plan incorporated by reference to Exhibit 10.2 to the Registrant’s Form SB-2 Registration Statement (No. 333-45755), as amended by the First Amendment included as Appendix B to the Macatawa Bank Corporation Proxy Statement dated March 7, 2002, for the Macatawa Bank Corporation Annual Meeting of Shareholders held April 18, 2002, which is incorporated herein by reference.

Exhibit 5 Exhibit 23(a) Exhibit 23(b) Exhibit 23(c) Exhibit 24	Opinion of Varnum, Riddering, Schmidt & Howlett LLP

Consent of Crowe, Chizek & Company LLP

Consent of BDO Seidman, LLP

Consent of Varnum, Riddering, Schmidt & Howlett LLP--included in Exhibit 5

Power of Attorney--included on page S-3 hereof.

Exhibit 5

May 13, 2002

Macatawa Bank Corporation
348 South Waverly Road
Holland, Michigan 49423

Re:	Registration Statement on Form S-8 Relating to the Macatawa Bank Corporation 1998 Directors' Stock Option Plan

Ladies and Gentlemen:

        With respect to the Registration Statement on Form S-8 (the "Registration Statement"), filed by Macatawa Bank Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 106,848 shares of the Company's common stock for issuance pursuant to the Company's 1998 Directors' Stock Option Plan, as amended (the "Plan"), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 106,848 shares covered by the Registration Statement, upon the exercise of stock options, at the prices described in the Registration Statement, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding and will be fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Sincerely,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to incorporation by reference in this registration statement on Form S-8 of our report dated January 25, 2002 on the financial statements of Macatawa Bank Corporation as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999, included in Macatawa Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ Crowe, Chizek and Company LLP Crowe, Chizek and Company LLP

Grand Rapids, Michigan
May 13, 2002

Exhibit 23(b)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this registration statement of our report dated January 18, 2002, on the consolidated balance sheets of Grand Bank Financial Corporation as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, included in Macatawa Bank Corporation's Current Report on Form 8-K dated April 1, 2002.

/s/ BDO Seidman, LLP

Grand Rapids, Michigan
May 13, 2002